Exhibit 10.12

FORM OF RESTRICTIVE COVENANTS AGREEMENT

This “Agreement” is made and entered into as of [—], by and between Taylor Morrison, Inc. on its own behalf and on behalf of its affiliates (defined as all entities controlled by, under common control with, or controlling Employer), as may exist from time to time (including any former affiliates of TMM Holdings, Limited Partnership that were affiliates of Employer on the Grant Date) (collectively, the “Employer”), and [—] (“Employee”). This Agreement is made in consideration of the grant of profits interests in TMM Holdings, Limited Partnership, a British Columbia limited partnership.

To protect the interests of the Employer and its confidential information, and the information of its customers, data suppliers, prospective customers and other companies with which the Employer has a business relationship which the Employer is required to maintain in confidence, and in consideration of the covenants and promises and other valuable consideration described in this Agreement, the Employer and Employee agree as follows:

1. Non-Competition. Without the consent in writing of the Board of Directors of Employer (the “Board”), Employee will not, at any time during employment and for the eighteen (18) months following termination of employment by the Employer for Cause or the Employee’s voluntary termination, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business in which he or she has been directly engaged on behalf of the Employer or any affiliate, or has supervised as an executive thereof, during the prior two-year period (or, if earlier, the two-year period ending on the date of Employee’s termination), or which was engaged in or planned by the Employer or an affiliate at the relevant time (of, if earlier, at the time of Employee’s termination of employment), in any geographic area in which such business was conducted or planned to be conducted; (ii) induce any customers of the Employer or any of its affiliates with whom Employee has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Employer or any of its affiliates, to curtail or cancel their business with the Employer or any such affiliate; (iii) induce, or attempt to influence, any employee of the Employer or any of its affiliates to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hiring, or retention as an employee or independent contractor, any person who during the previous twelve (12) months was an employee of the Employer or any affiliate and provided further, that activities engaged in by or on behalf of the Employer are not restricted by this covenant. The provisions of subparagraphs (i), (ii), (iii), and (iv) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 1. This Section 1 of the Restrictive Covenants Agreement shall not apply in the event that the Employee is terminated by the Employer for any reason other than for Cause or termination for Good Reason by the Employee, except during any period in which the Employee is receiving severance payments from the Employer.

2. Non-Disclosure; Ownership of Work. Employee shall not, at any time during his or her employment with Employer and thereafter (including following Employee’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Employer, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Employer and its affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Employee will return to the Employer or its affiliates all documents and other media containing information belonging or relating to the Employer or its affiliates. Employee will promptly disclose in writing to the Partnership all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Employee has conceived or made during his or her employment with Employer; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Partnership and its affiliates; (ii) are suggested by or result from Employee’s work at the Partnership; or (iii) result from the use of the time, materials or facilities of the Employer and its affiliates. All Inventions will be the Employer’s property rather than Employee’s. Should the Employer request it, Employee agrees to sign any document that the Employer may reasonably require to establish ownership in any Invention.

3. Cooperation With Regard to Litigation. Employee agrees to cooperate with the Employer, during his or her employment at the Employer and following Employee’s termination of employment for any reason, by making himself available to testify on behalf of the Employer or any subsidiary or affiliate of the Employer, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Employer, or any subsidiary or affiliate of the Employer, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Employer, or any subsidiary or affiliate of the Employer, as may be reasonably requested and after taking into account Employee’s post-termination responsibilities and obligations. Employer shall reimburse Employee any reasonable out-of-pocket expenses necessary for Employee to comply with the obligations under this Section 3.

4. Non-Disparagement. Employee shall not, at any time during his or her employment at the Employer and following Employee’s termination of employment for any reason, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Employer, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from making truthful statements that are required by applicable law, regulation or legal process.

5. Interpretation. In the event that one or more of the provisions of this Agreement (including, but not limited to, each of the subparagraphs in Section 1 hereof) is held to be invalid,

illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, each subparagraph of Section 1) shall not be affected thereby. Employee and the Employer further agree that, in the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

6. Enforcement. Employee agrees and acknowledges that the remedies at law for any breach by Employee of the provisions of this Agreement will be inadequate and that the Employer shall be entitled to obtain injunctive relief against Employee from a court of competent jurisdiction in the event of any breach of any provision of this Agreement, except that injunctive relief will not be available as a remedy for any violation of Section 1(i) herein (relating to non-competition).

7. Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile (including “pdf”), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.

Employee:

(Sign Name)

Taylor Morrison, Inc.:

By:
Name:
Title:

[Restrictive Covenants Agreement, Signature Page]